Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
July 30, 2009	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

2009 Second Quarter Results

Indianapolis, IN… On July 30, 2009, the Federal Home Loan Bank of Indianapolis (FHLBI) released unaudited financial results for the quarter ended June 30, 2009.

Net Income increased to $53.0 million for the second quarter of 2009, compared to $47.5 million for the second quarter of 2008. This increase was primarily due to wider spreads on our invested assets, partially offset by lower interest-earning assets and the $2.0 million credit loss portion of the other-than-temporary impairment (OTTI) write-down of our private-label mortgage-backed securities (MBS) that was recognized during the second quarter of 2009. Additionally, we recognized an impairment charge related to non-credit factors in Accumulated Other Comprehensive Income of $33.6 million, which does not affect Net Income. This resulted in a total write-down of $35.6 million of our private-label MBS.

Net Income decreased to $74.9 million for the first six months of 2009, compared to $90.8 million for the first six months of 2008. This decrease was primarily due to OTTI write-downs of our private-label MBS of $20.6 million that were recognized in Other Income (Loss). Additionally, we recognized an impairment charge related to non-credit factors in Accumulated Other Comprehensive Income of $162.3 million, which does not affect Net Income. This resulted in a total write-down of $182.9 million of our private-label MBS.

Total Assets were $51.3 billion at June 30, 2009, a decrease of $5.6 billion or 9.8%, compared to $56.9 billion at December 31, 2008. Advances outstanding decreased by $5.3 billion or 16.8% during the first six months of 2009, for a balance of $26.0 billion at June 30, 2009. Retained earnings increased by $45.7 million or 16.2% to $328.5 million at June 30, 2009, compared to $282.7 million at December 31, 2008.

We anticipate filing our quarterly report on Form 10-Q for the second quarter of 2009 in mid-August. Please refer to our Form 10-Q for more detailed information about our financial results.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.

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